* CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Launch Agreement 2010

[*] and/or its subsidiaries (collectively “[*]”) and ParkerVision, Inc. (“ParkerVision”) have collaborated to create a compatible interface between certain [*] baseband processors and ParkerVision RF chipsets.  [*] has introduced ParkerVision to one of its’ Handset OEM customers (OEM) which has resulted in a ParkerVision RF chipset being designed into an initial 3G handset (OEM Handset) by the OEM for the purpose of verification of the performance of the ParkerVision chipset and then for adoption in volume production by the OEM into one or more handsets.  The OEM has expressed to both [*] and ParkerVision that, based on the OEM’s verification of the acceptability of the performance of the [*]/ParkerVision solution in the OEM Handset, that the OEM will utilize the ParkerVision RF Chipset (“RF Chipset(s)” or “Product(s)”) in all of their products that incorporated the [*] series baseband processor.

It is expected that future purchase orders will be placed directly on ParkerVision from the OEM.  However, in order to expedite the manufacturing ramp and initial shipments while the OEM sets ParkerVision up in its procurement system, [*] will place the initial order directly on ParkerVision for pass through to its OEM customer.

ParkerVision’s RF Chipset provides a meaningful savings in power consumption during 3G mobile handset voice and data use and will increase battery life of [*]-based handsets incorporating ParkerVision’s RF Chipset when compared to the traditional 3G RF Chipsets that are commonly used.

1. RF CHIPSETS FOR ACCEPTANCE/REJECTION.
ParkerVision will deliver RF Chipsets incorporating its’ d2p technology in working handsets to the OEM.  The OEM is expected to verify the performance of the RF Chipsets and to communicate the performance and volume requirements to [*] and ParkerVision based on the OEM’s performance and market criteria.

The OEM’s stated intent is to verify performance of the (a) ParkerVision RF Chipset and (b) [*] series baseband processor for both Modem and Mobile Handset applications as a complete system solution.  [*] and ParkerVision agree that the OEMs communicated verification of their approval of the combined solution and subsequent device orders will factor into [*]’s formal Acceptance or Rejection.

The ParkerVision RF Chipsets are model PV2010-XC01R for use in [*] and [*] applications and are setup for use with [*] series [*] Baseband Processors.

2. CONDITIONAL PURCHASE OF PARKERVISION RF CHIPSETS.  Upon receipt by [*] of a purchase order from the OEM for the RF Chipsets, [*] will issue a blanket purchase order to ParkerVision for 1 million units of the PV2010-XC01R RF Chipsets, which may be cancelled in accordance with Section 6 below and to release an initial shipment from the blanket purchase

* CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

order for delivery.  The entirety of the blanket purchase order shall be released over the term of a [*] Delivery Time Period that begins with the initial shipment release.

3. PARKERVISION RF CHIPSET PRICING.  As ParkerVision’s launch partner, ParkerVision agrees to sell its’ RF Chipsets to [*] for US $[*] each chipset and that [*] shall pass this pricing on to its OEM customer.

4. DELIVERY OF PARKERVISION RF CHIPSETS.  Upon Acceptance by [*] of the ParkerVision RF Chipsets, [*] and ParkerVision will mutually agree to a delivery schedule for an initial shipment of the RF chipsets.

[*] will provide to ParkerVision a forecast of expected quarterly releases against the blanket purchase order.  Such forecasts are to be provided at least one quarter in advance of desired delivery.  ParkerVision will drop-ship the devices to [*]’s OEM customer(s).

5. LEADTIMES AND PAYMENTS.   Leadtime for ParkerVision RF Chipsets will be [*] from the time [*] releases an order for shipment.  Should [*] require quicker delivery, ParkerVision agrees to use best efforts to shorten leadtimes.

Payment for RF Chipsets will be [*] of [*]’s receipt of invoice and will be made in US Dollars.  ParkerVision shall invoice for RF Chipsets no earlier than the time it ships the applicable RF Chipsets.

6. PRODUCT RETURNS/CANCELLATIONS.  OEM shall return all defective or non-conforming Products to ParkerVision directly.  OEM cannot return Products without a return material authorization (“RMA”) number from ParkerVision.  RMAs will be issued only for defective or non-conforming Products not attributable to ParkerVision or parties under its control or acting on its behalf, and only if OEM notifies ParkerVision in writing of any damage, shortage, or other discrepancy to Products within [*] after delivery.  RMAs will not be granted for damage, shortage, or other discrepancy created by [*], OEM, or any other third party not under ParkerVision’s control or acting on its behalf.  Returned Products must be in original manufacturer’s shipping cartons or equivalent.  OEM must return all Products, freight prepaid, as specified in the RMA.  For all Products with damage, shortage, or other discrepancy, ParkerVision shall reimburse OEM for the cost of the freight for returning such Products.

Notwithstanding anything to the contrary set forth in this Agreement, [*] may, without liability, cancel or reduce the quantity of the blanket purchase order for quantities that are in excess of the total number of RF Chipsets ordered by OEM from [*], or return for full refund any Products in its inventory at the end of the Delivery Time Period.  [*] may also terminate the blanket purchase order at any time in the event OEM notifies [*] that OEM will be purchasing Products directly from ParkerVision.

* CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

7. PARKERVISION’S LIMITED WARRANTY.
ParkerVision hereby represents and warrants that: (a) it has the full right, power and authority to enter into this Agreement; (b) it has obtained and shall maintain throughout the term of this Agreement all necessary licenses, authorizations, approvals and consents to enter into and perform its obligations hereunder; (c) the products shall not violate or infringe any Intellectual Property Rights of a third party; (d) ParkerVision has not entered into any other agreements that would conflict with its obligations under this Agreement; and (e) the Products shall be free from all errors, defects in design, materials and workmanship and shall comply with the applicable Specifications as defined thereof, and upon request, ParkerVision shall repair or replace any such errors or defects at the cost and expense of ParkerVision.  This is the exclusive warranty made by ParkerVision, which does not make any other warranty of any kind, including the implied warranties of merchantability and fitness for a particular purpose.

8. INDEMNIFICATION

General Indemnity. ParkerVision shall indemnify and hold [*] harmless from and against any claims, actions, damages, liabilities, judgments, losses, costs and expenses (“Damages”) incurred or suffered by [*] arising from or relating to this Agreement, including without limitation, any Damages resulting from a product liability claims and/or claims from the OEM with respect to defective and non-conforming Products, unless such Damages arises from the gross negligence or willful misconduct of [*].

Intellectual Property Indemnity.  ParkerVision shall defend [*] from and against any third party claims brought against [*] alleging that any ParkerVision RF Chipsets delivered to [*] under this Agreement or otherwise used by [*] in accordance with the terms hereof infringes or misappropriates any patent, copyright or trade secret of any third party.  [*] agrees to notify ParkerVision promptly of any matters in respect to which the foregoing indemnity may apply.  If notified in writing of any action or claim for which ParkerVision is to provide the foregoing indemnity, ParkerVision shall defend or settle those actions or claims at ParkerVision’s expense, and ParkerVision shall indemnify [*] for any damages, liabilities, judgements, losses, costs and expenses finally awarded against [*] and shall pay any settlement entered into or agreed to by ParkerVision.

Limitation of Indemnification.  In no event shall ParkerVision be liable under this section (Indemnification) for any infringements or misappropriation: (i) by any product not provided by ParkerVision hereunder; or (ii) arising from a combination with, addition to, or modification of the ParkerVision RF Chipsets by anyone other than ParkerVision.

Sole Remedy.  THIS SECTION (INDEMNIFICATION) STATES THE SOLE AND EXCLUSIVE LIABILITY OF THE PARTIES FOR INFRINGEMENT OR ALLEGATIONS OF INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES FOR ANY PRODUCT PROVIDED HEREUNDER, AND IS IN LIEU OF ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY IN REGARD THERETO, INCLUDING BUT NOT LIMITED TO THE WARRANTY AGAINST INFRINGEMENT SPECIFIED IN THE UNIFORM COMMERCIAL CODE.

* CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

9. LIMITATION OF LIABILITY

Consequential Damages.  IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR LOST PROFITS OR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (EXCEPT TO THE EXTENT THAT SUCH LOST PROFITS OR SUCH DAMAGES CONSTITUTE THE MEASURE OF DIRECT DAMAGES UNDER THE RELEVANT INTELLECTUAL PROPERTY LAWS, AND EXCEPT FOR AMOUNTS PAYABLE TO THIRD PARTIES UNDER SECTION 8 (INDEMNIFICATION)), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT.  THIS LIMITATION WILL APPLY EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

10. ATTACHMENTS/OTHER TERMS.   Preliminary ParkerVision RF Chipset Specifications “Specifications” are attached.  A proposed press release is also attached for approval.

Neither party may assign its rights or delegate its duties under this agreement without the prior written consent of the other party, except that, without such consent, [*] may assign this Agreement and/or subcontract any of its obligations hereunder to any subsidiary of [*] or in connection with a merger, change in control or sale of all or substantially all of the assets of [*]. Any assignment not in accordance with this provision shall be void.  This agreement shall be binding upon the parties, their successors, assigns and personal representatives.  Time is of the essence on all undertakings.  This agreement shall be enforced under the laws of New York in the USA.

This is the entire agreement.

Signed for [*]:

Date: 07/14/2010                                Title: Controller

Name:  __________________________

Signed for ParkerVision, Inc.:

Date:  07/20/2010                                Title: CEO

Name: J. L. Parker